Exhibit 99.1
THORATEC ANNOUNCES SALE OF ITC DIVISION TO DANAHER CORPORATION
FOR $110 MILLION
AGREEMENT ALSO INCLUDES POTENTIAL EARN-OUT PAYMENTS TIED TO
ALTERNATE SITE BUSINESS
     (PLEASANTON, CA), April 26, 2010—Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, said today that it has signed a definitive agreement to sell its International Technidyne Corporation (ITC) division to Danaher Corporation (NYSE: DHR).
     “We believe that this transaction is a very positive development for all parties involved, as it captures what we view as a fair value for the ITC division and enables Thoratec to focus our attention and resources on our fast-growing VAD business. HeartMate II® has enjoyed strong commercial adoption in the bridge-to-transplantation indication, and given our recently announced Destination Therapy (DT) data and approval, we are excited to extend this therapy to a broader patient population in the years to come,” said Gary F. Burbach, president and chief executive officer of Thoratec. “At the same time, given Danaher’s strong presence in the diagnostics market, we believe ITC will be able to build upon its industry-leading position,” he added.
     The terms of the transaction call for an initial payment to Thoratec of $110 million in cash upon closing. In addition, the agreement includes an earn-out based on annual gross profit levels achieved by the division’s Alternate Site business. Based on Thoratec’s current expectations, the value of the earn-out would total $26 million and be paid over a three year period beginning in 2010. The transaction is subject to customary closing conditions, including the receipt of required antitrust approvals. Thoratec currently expects the transaction to close in the second quarter of 2010.
     “The cash generated by this transaction will enhance our already strong balance sheet and facilitate our investments in the HeartMate II DT launch, our broad pipeline of products for mechanical circulatory support, and future business development initiatives. The earn-out will enable us to benefit from our investments in ITC over the past several years, including the extensive development program for the new ProTime InRhythm device, which is expected to be introduced during 2010,” noted David V. Smith, Thoratec’s executive vice president and chief financial officer.
     Beginning in the second quarter of 2010, the ITC division will be accounted for as a discontinued operation in Thoratec’s GAAP and non-GAAP income statements. Thoratec will provide additional details regarding the financial impact of the transaction when it reports its first quarter 2010 results.
     Bank of America Merrill Lynch acted as exclusive financial advisor, and Latham & Watkins, LLP acted as legal counsel, to Thoratec.
     Thoratec is a world leader in therapies to address advanced-stage heart failure. The company’s product lines include the Thoratec® VAD and HeartMate® LVAS (Left Ventricular Assist System) with more than 15,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) division is a leader in point-of care blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.
     Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation. ITC, A-VOX Systems, AVOXimeter, HEMOCHRON, ProTime, ProTime InRhythm, Tenderfoot and IRMA are registered trademarks of International Technidyne Corporation.
     Many of the preceding paragraphs, particularly but not exclusively those addressing future performance or timelines for regulatory approvals, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “plans,” “hopes,” “could,” “will,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to merger, acquisition or divestiture activities, regulatory approvals, the development of new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products, the results of enrollment in and timing of clinical trials, the effects of FDA regulatory requirements and the effects of healthcare reimbursement and coverage policies. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K, and as may be updated in subsequent SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
Contacts:
Taylor Harris

Senior Director of Investor Relations & Business Development
Thoratec Corporation
(925) 738-0047
or
Neal Rosen
Ruder-Finn
(415) 692-3058